Exhibit 99.1

HERTZ GLOBAL HOLDINGS REACHES KEY MILESTONE IN RESTRUCTURING, FILES PLAN OF REORGANIZATION AND DISCLOSURE STATEMENT

Proposed Plan Provides for Knighthead Capital Management and Certares Opportunities LLC to Invest up to $4.2 Billion for Majority Ownership of the Reorganized Hertz

Creates a Path to Chapter 11 Emergence with Robust Capital Structure by Early to Mid Summer

ESTERO, Fla., March 2, 2021 -- Hertz Global Holdings, Inc. (OTCPK:HTZGQ) (“Hertz” or the “Company”) today announced that it has reached a key milestone in the Company’s Chapter 11 process by filing its proposed Plan of Reorganization (“Plan”) and related Disclosure Statement with the U.S. Bankruptcy Court for the District of Delaware.

The proposed Plan contemplates that Knighthead Capital Management, LLC and its affiliates (“Knighthead”) and Certares Opportunities LLC and its affiliates (“Certares”) will serve as the Plan Sponsors and will commit to invest up to $4.2 billion to purchase up to 100% (but not less than a majority) of the common stock of the reorganized Hertz. This proposed investment, if consummated, will, together with a new $1 billion first-lien financing, a new $1.5 billion revolving credit facility, and a new asset-backed securitization facility to finance Hertz’s U.S. vehicle fleet, provide the basis for the proposed Plan and the funding needed for Hertz to complete its financial restructuring and emerge from Chapter 11 in early to mid summer. The equity investment will take the form of a direct purchase of up to approximately $2.3 billion of common equity of reorganized Hertz, together with a commitment to backstop a rights offering for up to approximately $1.9 billion of common equity in reorganized Hertz, which will be made available to unsecured creditors as part of the Plan. The proposed Plan is subject to Court approval and the satisfaction of certain conditions, including all conditions to the Plan Sponsors’ commitment, which is subject to, among other things, the completion of satisfactory documentation and due diligence.

The proposed Plan would provide for a new, sustainable capital structure that would substantially reduce Hertz’s corporate debt and provide for a less leveraged vehicle debt structure. If confirmed, the proposed Plan would provide for the payment in cash in full of all of Hertz’s existing first- and second-lien debt and all administrative and priority claims, including the obligations owed under Hertz’s $1.65 billion debtor-in-possession facility. Confirmation of the proposed Plan would also result in a 70% cash recovery to general unsecured creditors (including the guarantee of the €725 million Euronote facility issued by Hertz’s affiliate, HHN), subject to the right of the holders of funded unsecured debt claims to elect to take a portion of their recovery in the form of common equity in reorganized Hertz. In addition, it is contemplated that certain obligations of Hertz’s international businesses, which are not in Chapter 11, will be restructured on a consensual basis.

Overall, the proposed Plan will enable Hertz to exit Chapter 11 stronger both financially and operationally.

The next step in this process is for the Bankruptcy Court to approve the terms of the Plan Sponsors’ proposed investment, the Disclosure Statement and creditor solicitation materials at a hearing scheduled for April 16. Assuming Court approval, the Disclosure Statement and Plan will be mailed to Hertz’s creditors for a vote and the Court will schedule a hearing to confirm the Plan. Changes may be made to the Plan and Disclosure Statement prior to final creditor and Court approval.

Paul Stone, Hertz’s President and Chief Executive said, “We are excited to reach this important milestone in our restructuring process. Our Plan of Reorganization provides us a clear path forward to completing our financial restructuring and emerging from Chapter 11 by early to mid summer. The support of the Plan sponsors demonstrates their confidence in Hertz’s growth potential; moreover, they bring valuable experience in the travel and leisure industry.”

Stone continued, “We’ve been making excellent progress on our financial and operational initiatives and repositioning our business as we prepare for increased travel demand as the pandemic subsides. We’re grateful for the commitment of our exceptional employees and teams around the world working tirelessly to maintain smooth operations with safe and outstanding service to our customers. We would like to thank our customers, franchise partners, vendors and other business partners for their continued support and loyalty. Based on actions we’ve taken during the restructuring process, we believe Hertz will be well-positioned to resume growth and secure the long-term success of our iconic brand.”

Certares and Knighthead have recently formed the CK Opportunities Fund, a co-managed vehicle specifically dedicated to investments in travel and leisure. Knighthead is a leading credit-investment management firm established in 2008 with $5.5 billion of assets under management. Certares is a private investment platform dedicated to investing in the travel, tourism and hospitality sectors with approximately $4.5 billion of assets under management.

For the Court documents or filings, please visit https://restructuring.primeclerk.com/hertz or call (877) 428-4661 (toll-free in the U.S.) or (929) 955-3421 (from outside the U.S.).

White & Case LLP is serving as legal advisor, Moelis & Co. is serving as investment banker, and FTI Consulting is serving as financial advisor.

ABOUT HERTZ

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation owns the vehicle leasing and fleet management leader Donlen Corporation, operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales. For more information about The Hertz Corporation, visit www.hertz.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of federal securities laws. Words such as “expect” and “intend” and similar expressions identify forward-looking statements, which include but are not limited to statements related to our liquidity and potential financing sources; the bankruptcy process; our ability to obtain approval from the Bankruptcy Court with respect to motions or other requests made to the Bankruptcy Court throughout the course of the Chapter 11 Cases; the effects of Chapter 11 on the interests of various constituents; and the ability to negotiate, develop, confirm and consummate a plan of reorganization. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including those in our risk factors that we identify in our most recent annual report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission on February 26, 2021, and any updates thereto in the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K. We caution you not to place undue reliance on our forward-looking statements, which speak only as of their date, and we undertake no obligation to update this information.

CONTACTS: Hertz Investor Relations: (239) 301-6800, investorrelations@hertz.com, or Hertz Media Relations: (239) 301-6300, mediarelations@hertz.com